Exhibit 99.1

Category I Code Approved for TranS1’s AxiaLIF Pre-Sacral Interbody Fusion

WILMINGTON, N.C., March 5, 2012 (GLOBE NEWSWIRE) — TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing minimally invasive spine products to treat degenerative conditions of the spine affecting the lower lumbar region, announced today that the American Medical Association (“AMA”) Current Procedural Terminology (“CPT”) Panel has voted to approve an application for a Category I CPT code for L5-S1 spinal fusion utilizing TranS1’s pre-sacral interbody fusion approach with its AxiaLIF® implant. This coding change was recently disclosed on the AMA website and will become effective on January 1, 2013.

“This is a significant achievement and an endorsement of the maturation of pre-sacral interbody fusion as a minimally invasive solution at L5-S1,” stated Ken Reali, TranS1’s President and CEO. “The body of peer-reviewed clinical literature that has been published supported the Category I code that was approved.”

The Company will provide further information during its fourth quarter 2011 results conference call on March 8, 2012.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system, and the VectreTM and AvatarTM posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

CONTACT: Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com